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Exhibit 5.3

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com

December 23, 2015

TransCanada Corporation
450 – 1st Street S.W.
Calgary, Alberta, Canada, T2P 5H1

Ladies and Gentlemen:

        We hereby consent to the reference to this firm under the caption "Legal Matters" in the prospectus included as part of the registration statement on Form F-10 (Registration No. 333-208585) of TransCanada Corporation.

Very truly yours,
/s/ Mayer Brown LLP Mayer Brown LLP

Mayer Brown LLP operates in combination with other Mayer Brown entities (the "Mayer Brown Practices"), which have offices in North America,
Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

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  Exhibit 5.3